Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form F-3) and related Prospectus of Syngenta AG for the registration of debt securities offered by Syngenta Finance N.V. and to the incorporation by reference therein of our report dated February 8, 2011, with respect to the consolidated financial statements of Syngenta AG, and the effectiveness of internal control over financial reporting of Syngenta AG, included in its Annual Report (Form 20-F) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AG

Basel, Switzerland

November 16, 2011